Exhibit 21.1

Subsidiaries of the Registrant

Australia:

MGDL Distribution Pty Ltd

Canada:

Movado Group of Canada Inc.

China:

MGI Luxury Trading (Shanghai) Co., Ltd.

Delaware:

Movado Group Delaware Holdings Corporation

Movado LLC

France:

Movado Group France S.A.S.

Germany:

Movado Watch Deutschland G.m.b.H.

Movado Group Deutschland G.m.b.H.

Hong Kong:

SwissAm Products Ltd.

India:

MGI Distribution Pte Ltd.

Movado Group Pte Ltd.

Malaysia:

MGI Distribution Sdn Bhd.

Mexico:

MGI Distribución, S de R.L. de C.V.

Netherlands:

Movado Group Nederland B.V.

New Jersey:

Movado Retail Group, Inc.

Singapore:

MGI Distribution Pte. Ltd.

Spain:

Movado Group España S.L.U.

Switzerland:

MGI Luxury Group, Sárl

United Kingdom:

Movado Group UK Ltd.